CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF INCORPORATION, AS AMENDED
OF COROWARE, INC.

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:16 PM 01/23/2009
FILED 05:16 PM 01/23/2009
SRV 090065258 - 3547826 FILE

Under Section 242 of the General Corporation Law

The undersigned, Chief Executive Officer of the corporation, does hereby certify as follows:

1. The name of the Corporation (hereinafter referred to as the "Corporation") is Coroware, Inc.

2. The certificate of incorporation of the Corporation is hereby amended by inserting the following paragraph at the end of Article Fourth:

> "By Resolution of the Board of Directors and majority vote of the Shareholders, the Company shall reverse-split its common shares, on a 1 for 300 share ratio, with each 300 currently issued and outstanding share of the Company's common stock being replaced by 1 new share of post-split common stock effective February 9, 2009. Par value shall remain unchanged and fractional shares shall be replaced by a single new share. All other rights and privileges of the common stock shall remain unchanged. Preferred stock and the authorized common stock shall not be affected by this amendment."

3. The amendment of the certificate of incorporation herein certified has been duly adopted by the unanimous written consent of the Corporation's Board of Directors and stockholders holding a majority of the outstanding shares of common stock of the Corporation in accordance with the provisions of Sections 141(f), 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificat of Amendment of the Corporation's Restated Certificate of Incorporation, as amended, to be signed by Yossi Attia its CEO, and Director this 19th day of January, 2009.

COROWARE, INC.

By: Lloyd T. Spencer
Lloyd Spencer, Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:04 PM 05/18/2009
FILED 06:02 PM 05/18/2009
SRV 090490712 - 3547826 FILE

STATE OF DELAWARE
CERTIFICATE OF CORRECTION

Coroware, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1. The name of the corporation is Coroware, Inc..

2. That a Certificate of Amendment to the Certificate of Incorporation, as amended,
(Title of Certificate Being Corrected)
was filed by the Secretary of State of Delaware on January 23, 2009 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracy or defect of said Certificate is: (must be specific)

The certificate incorrectly stated the effective date of the reverse stock split.

4. Article of the Certificate is corrected to read as follows:

> "By Resolution of the Board of Directors and majority vote of the Shareholders, the Company shall reverse-split its common shares, on a 1 for 300 share ratio, with each 300 currently issued and outstanding share of the Company's common stock being replaced by 1 new share of post-split common stock effective April 8, 2009. Par value shall remain unchanged and fractional shares shall be replaced by a single new share. All other rights and privileges of the common stock shall remain unchanged. Preferred stock and the authorized common stock shall not be affected by this amendment."

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 15th day of May, A.D.2007.

By: [signature]
Authorized Officer
Name: Lloyd Spencer
Print or Type
Title: CEO